UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                            Washington, D. C.  20549

                                   Form 8-K

                                CURRENT REPORT


                      Pursuant to Section 13 or 15(d) of the
                        Securities Exchange Act of 1934


    Date of Report (date of earliest event reported) October 27, 1997

                          Beneficial Corporation
           (Exact name of registrant as specified in its charter)


            Delaware                1-1177             51-0003820
    (State or other jurisdic-    (Commission         (IRS Employer
    tion of incorporation)       File Number)     Identification No.)



    301 North Walnut Street, Wilmington, Delaware           19801
      (Address of principal executive offices)           (Zip Code)


    Registrant's telephone number, including area code  (302)425-2500


                              No Change
       (Former name or former address, if changed since last report)














    Item 5.  Other Events.

              The following is the text of a press release of Beneficial Corporation issued on October 27, 1997:


              BENEFICIAL CORPORATION REPORTS RECORD THIRD QUARTER;
                PER SHARE EARNINGS INCREASE 15 PERCENT TO $1.40

         Company Undertakes New Initiatives to Enhance Shareholder Value
              Three Million Share Stock Repurchase Program Approved

    WILMINGTON, Del. -- Beneficial Corporation (NYSE: BNL) today reported record earnings for the third quarter of 1997. Third quarter net income rose to $77.5 million, up 14% from earnings of $67.9 million in the third quarter of 1996. Comparable earnings per share increased 15% to $1.40 from $1.22 in the 1996 period. These are the highest third-quarter earnings in the Company's history. Results were marked by wider lending spreads, improved operating efficiency, and strong growth in insurance earnings.

    The Company also announced a number of initiatives to enhance earnings growth and build shareholder value.

    "While we are pleased with our strong earnings, we are very much focused on strengthening Beneficial's position so that over the long-term it continues to build and deliver value for all our shareholders," said Finn M.W. Caspersen, chairman and chief executive officer. "We have recently completed a strategic review and concluded that we can enhance the return to our shareholders by focusing on those businesses with the highest potential returns and growth. Our core U.S. consumer financial services businesses -- including consumer finance, related credit insurance, private-label credit card, and tax refund lending, as well as our highly profitable United Kingdom and Irish operations -- offer solid growth opportunities and merit our undistracted commitment of energy and resources.

    "Therefore, we are taking several steps, including the sale of our Canadian and German consumer finance subsidiaries, and the divestiture of certain real estate holdings in Peapack, New Jersey, and in Tampa, Florida, in order to sharpen our strategic focus. We will utilize the proceeds from these sales to repurchase stock and reinvest in our core businesses, especially in enhancing their technological capabilities."

    The board of directors of the Company has authorized the repurchase up to 3.0 million shares of common stock (approximately 5.5% of outstandings) from time-to-time in open market or through privately negotiated transactions.

    "We already have sold significant parcels of residential real estate on Harbour Island, our Tampa, Florida, real estate investment, and are currently negotiating sales for amounts at or above book value for all of the remaining residential real estate. In addition, we are in active discussions for sale of a large parcel of land adjoining our administrative office complex in Peapack, New Jersey," Mr. Caspersen said.

    The Company has retained Goldman, Sachs & Co. to act as financial advisor in connection with the divestiture of its Canadian and German subsidiaries. As stated in U.S. dollars, Beneficial Canada had receivables of $763 million and shareholders equity of $135 million at September 30, 1997, and had net earnings of $12.2 million during the twelve months ended September 30, 1997. The Company's German subsidiary had receivables of $365 million, and equity of $25 million at September 30.

    "We also recognize that, while managed receivables have continued to increase, their growth is not meeting our goal and is not likely to in 1998, short of new actions on our part," Mr. Caspersen continued.

    "Therefore, we are taking strong action to fundamentally re-engineer our loan office system. The steps we are undertaking are expected to enhance receivables growth and reduce costs significantly. These initiatives will have costs associated with their implementation which are likely to affect earnings in the short-term, while leading to significantly improved long-term earnings performance."

    Specifically, Mr. Caspersen said, major re-engineering improvements, including new technology for the loan office system, are planned. These enhancements should significantly improve overall systems performance, providing more responsive technology for the loan office staff and freeing them up to do more pure selling of new loan products. Included in the new capability would be improved loan origination, collection, and marketing and solicitation, with significantly enhanced credit decisioning for the individual loan offices. These changes will take advantage of specialized support for the loan office collections.

    "These changes, when fully implemented, should substantially increase the efficiency of Beneficial's U.S. loan office system, enhancing loan growth by focusing on a three- to four-fold increase in marketing of loan products through existing personnel resources," Mr. Caspersen said. "While this re-engineering represents a major shift for Beneficial, it also represents a reaffirmation of our long-held core doctrine of first-class customer service."

    Beneficial's nine-month earnings were also at a record level of $266.5 million, up from $257.7 million in the 1996 period. Comparable nine-month earnings per share increased to $4.81 from $4.68 in 1996. Nine-month return on equity on an annualized basis was a strong 20.3%, down modestly from 21.5% in the 1996 period, which enjoyed particularly strong tax refund anticipation loan (RAL) profits. Similarly, return on assets was a healthy 2.09%, down only slightly from 2.16% in the 1996 period.

    Total managed receivables increased $175 million during the third quarter, before the impact of foreign exchange translation, down from an increase of $444 million in the year-ago period, reflecting an adverse comparison at Beneficial National Bank USA (BNB USA). Receivables growth was stronger in the U.S. loan office system, as managed receivables expanded $96 million, compared to a gain of $66 million in the third quarter of 1996. Reflecting the anticipated paydown of certain maturing same-as-cash tranches at BNB USA, BNB USA's receivables declined $64 million during the quarter, compared with a gain of $315 million a year earlier, when those tranches were rapidly increasing.

    Total managed receivables at September 30 were $17,200 million, up 10% from $15,633 million at September 30, 1996. For the first nine months, total managed receivables, before foreign exchange translation, increased $470 million, compared to a gain of $1,120 million in the comparable 1996 period. Growth in United States loan office managed receivables was increased at $491 million for the nine months, up from $404 million during the first nine months of 1996.

    Reflecting the anticipated maturing of the private-label credit card portfolio, net chargeoffs increased during the third quarter. Total third-quarter net chargeoffs increased to $106.2 million, up from $80.9 million in the third quarter of 1996. As a percentage of average owned receivables, third-quarter net chargeoffs increased to 2.92% of the portfolio on an annualized basis from 2.34% a year earlier, and 2.61% in the second quarter of 1997.

    On a managed basis, third-quarter net chargeoffs increased to 2.50% of average managed receivables, up from 2.04% on the same basis a year earlier and 2.26% in the second quarter of this year.

    For the first nine months, net chargeoffs increased to $294.7 million from $218.2 million in the 1996 period, while the net chargeoff percentage of average owned receivables rose to 2.69% from 2.10% in 1996. On a managed basis, the nine-month net chargeoff ratio rose to 2.33% from 1.88% in 1996.

    All owned receivables delinquent two months and greater on a contractual basis increased modestly to 4.24% from 4.03% a year earlier and 3.89% at June 30, 1997. On a managed receivables basis, overall delinquency increased to 3.94% from 3.71% a year earlier and 3.68% at June 30 of this year.

    At September 30, the reserve for credit losses was 3.69% of receivables, increased from 3.47% at June 30 of this year, and 3.42% at September 30, 1996. During the third quarter, $19.8 million was added to the balance of the loss reserve, increasing the reserve to $525.2 million from $505.4 million at June 30, and $450.6 million at September 30 of last year. At the current level, the reserve covers annualized nine-month net chargeoffs 1.34 times, a conservative ratio by industry standards.

    Beneficial Corporation is a $17 billion, New York Stock Exchange-listed financial services holding company. Subsidiaries of the Company provide financial services through their various consumer-finance, credit-card, banking and insurance operations located throughout the United States, Canada, the United Kingdom, Ireland, and Germany.


                               SIGNATURES

              Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                         BENEFICIAL CORPORATION
                                             (Registrant)



                                         By /s/ Samuel F. McMillan
                                            Samuel F. McMillan
                                            Senior Vice President
                                              and Treasurer

    Dated:  October 27, 1997